Exhibit 99.1

Ciprico Reports Fourth Quarter and Year-End Results

Minneapolis, MN – October 21, 2003 — Ciprico Inc. (NASDAQ: CPCI), a leading manufacturer and marketer of high-performance storage and system solutions, today announced results for the fourth quarter and year ended September 30, 2003.

Sales for the quarter were $6.1 million, a decrease of 13 percent over the fourth quarter of fiscal 2002. Ciprico recorded a net loss for the quarter of $1.6 million or $0.33 per share versus a loss of $1.1 million or $0.22 per share for the same period last year, which included an income tax benefit of $820,000 or $0.17 per share.

For the year ended September 30, 2003, sales were $31.2 million, a decrease of 1 percent from fiscal 2002. Ciprico recorded a net loss for fiscal 2003 of $3.9 million or $0.84 per share compared with a net loss of $6.5 million or $1.33 per share for fiscal 2002, which included an income tax benefit of $1.9 million, or $0.40 per share.

Included in the fourth quarter and year-end 2003 results is a charge of $500,000 or $0.11 per share related to a workforce reduction of approximately 17% and the closure of our European offices. Excluding these charges, the loss per share would have been $0.23 per share for the quarter and $0.73 per share for fiscal 2003. For fiscal 2002, a similar workforce reduction charge of $370,000 or $0.08 per share was included in the fourth quarter and year-end results. Total operating expenses, excluding these charges, decreased $601,000 or 14 percent for the fourth quarter versus the same period last year, and decreased $4.7 million or 24 percent for the full fiscal year.

Robert H. Kill, Ciprico President and CEO, said, “We continue to focus on profitability and completed the previously announced annualized cost reductions of $2 million. We have also continued our strong focus on managing our balance sheet as seen with the positive cash flow in the fourth quarter, despite our challenging operating results. Margins in the fourth quarter benefited from a favorable product mix in our military and broadcast segments.

Kill continued, “We are disappointed with our sales performance this past quarter. Our broadcast business was down significantly over prior quarters reflecting softer demand from all of our OEM’s. While sales in our military segment were improved this past quarter, our sales were still below historical run rates and did not meet our expectations. Our funnel of military opportunities remains healthy and growing and we are actively working a number of programs to closure.

Kill went on to say, “Our new products continue to present us with growth and market expansion opportunities. We have recently released the 2 Gb speed versions of both our TALON™ and DiMeda™ products. Our new DiMeda 1700, an affordable high-performance NAS offering, is generating early excitement with customers and prospects and is expected to launch by the end of the calendar year. We continue to explore new market opportunities with this product family, which offers an innovative solution to both simplify and accelerate applications of “digital media workflows” in military, broadcast, and other digital media applications.

Kill concluded, “We improved our bottom line performance this year and have taken the necessary actions to further realign our costs given the short-term sales impacts. We remain focused on achieving our goal of break-even operating performance. Our financial position and liquidity remain strong. We continue to evaluate strategic opportunities to further leverage our technology capabilities, unique market position and strength of our balance sheet in order to maximize shareholder value. We are focused on achieving growth and profitability in our markets.”

The Company will host a conference call on Wednesday, October 22 at 11:00 a.m. Eastern Time and 10:00 a.m. Central Time, to discuss this release. The conference call will be broadcast live via the Internet at www.ciprico.com. The conference call will also be available live via telephone at 800-218-0713. A replay will be available through October 27, 2003 at 800-405-2236, replay code 556112.

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases. Such forward-looking statements, which reflect our current view of future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons. Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact on revenues and earnings of the timing of product enhancements and new product releases; market acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of a disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

About Ciprico

Ciprico designs, manufactures and markets storage and system solutions for digital media applications within the broadcast and entertainment, military and government, and medical imaging markets. Ciprico solutions combine storage, networking and computing technologies to simplify and accelerate digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com.

For Additional Information:

Robert H. Kill President and CEO (763) 551-4000	Thomas S. Wargolet Vice President – Finance and CFO (763) 551-4000

Ciprico Reports Fourth Quarter Results

CIPRICO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002

NET SALES	$6,101	$7,034	$31,215	$31,440
Cost of sales	3,602	4,525	19,840	20,523

GROSS PROFIT	2,499	2,509	11,375	10,917

OPERATING EXPENSES:
Research and development	1,608	1,908	6,214	8,767
Sales and marketing	1,529	1,813	6,638	8,699
General and administrative	496	513	2,388	2,491
Restructuring charges	500	370	500	370
Total operating expenses	4,133	4,604	15,740	20,327

LOSS FROM OPERATIONS	(1,634)	(2,095)	(4,365)	(9,410)
Other income, primarily interest	69	205	450	956

LOSS BEFORE INCOME TAXES	(1,565)	(1,890)	(3,915)	(8,454)

Income tax benefit	—	(820)	—	(1,950)

NET LOSS	$(1,565)	$(1,070)	$(3,915)	$(6,504)

Shares used to calculate loss per share:
Basic and diluted	4,674	4,853	4,676	4,895

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.33)	$(0.22)	$(0.84)	$(1.33)

SALES INFORMATION

Comparative information on sales by market and geographic location for the period ended September 30 are shown in the charts below (in millions).

For the quarter ended September 30:

	2003		2002
Market	Sales %	of Total	Sales %	of Total
Broadcast & Entertainment	$3.1	51%	$2.8	40%
Military & Government	2.9	47	3.7	53
Other	0.1	2	0.5	7
Total	$6.1	100%	$7.0	100%

	2003		2002
Geographic Location	Sales %	of Total	Sales %	of Total
Domestic	$5.7	93%	$6.6	94%
International	0.4	7	0.4	6
Total	$6.1	100%	$7.0	100%

For the year ended September 30:

	2003		2002
Market	Sales %	of Total	Sales %	of Total
Broadcast & Entertainment	$20.1	64%	$15.0	48%
Military & Government	10.6	34	14.9	47
Other	0.5	2	1.5	5
Total	$31.2	100%	$31.4	100%

	2003		2002
Geographic Location	Sales %	of Total	Sales %	of Total
Domestic	$29.7	95%	$28.6	91%
International	1.5	5	2.8	9
Total	$31.2	100%	$31.4	100%

CIPRICO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	September 30, 2003	September 30, 2002

ASSETS

Current assets:
Cash and cash equivalents	$5,159	$6,413
Marketable securities and short term investments	16,766	18,071
Accounts receivable, less allowance	4,016	3,590
Inventories, net	3,928	3,145
Income taxes receivable	—	789
Other current assets	453	898
Total current assets	30,322	32,906
Property and equipment, net	1,972	2,608
Marketable securities	—	2,547
Other assets	42	54
	$32,336	$38,115

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$2,151	$2,724
Accrued expenses	1,887	2,755
Deferred revenue	312	398
Total current liabilities	4,350	5,877

Shareholders’ equity:
Capital stock	47	48
Additional paid-in capital	34,840	35,188
Retained deficit	(6,881)	(2,966)
Deferred compensation from restricted stock	(20)	(32)
Total shareholders’ equity	27,986	32,238
	$32,336	$38,115

CIPRICO INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)	Year Ended September 30,
	2003	2002

Cash flows from operating activities:
Net loss	$(3,915)	$(6,504)
Depreciation and amortization	1,802	2,631
Changes in operating assets and liabilities	(1,361)	3,075

Net cash flows used in operating activities	(3,474)	(798)

Cash flows from investing activities:

Equipment purchases, net	(1,166)	(1,335)
Purchases of marketable securities	(26,392)	(34,460)
Proceeds from sale or maturity of marketable securities	30,244	37,480

Net cash flows provided by investing activities	2,686	1,685

Cash flows from financing activities:

Repurchase of common stock	(692)	(972)
Proceeds from issuance of common stock	226	121

Net cash flows used in financing activities	(466)	(851)

Net increase (decrease) in cash and cash equivalents	(1,254)	36

Cash and cash equivalents at beginning of period	6,413	6,377

Cash and cash equivalents at end of period	5,159	6,413

Marketable securities and short term investments, current	16,766	18,071
Marketable securities, non-current	—	2,547

Total cash and marketable securities	$21,925	$27,031

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